FOR IMMEDIATE RELEASE

Investor Relations Contact:
David K. Waldman
Lippert Heilshorn & Associates
(212) 838-3777
dwaldman@lhai.com

New Horizons Announces Departure of Board Member

ANAHEIM, Calif. - November 2, 2004 - New Horizons Worldwide, Inc. (Nasdaq: NEWH), today announced that Sam Yau has decided to leave the company's board of directors, effective November 1, for personal reasons.

“We appreciate Sam’s many contributions, and we wish him the best as he pursues other personal priorities,” said Tom Bresnan, president and chief executive officer of New Horizons.

About New Horizons

Anaheim, California-based New Horizons Computer Learning Centers was named the world’s largest independent IT training company by IDC in 2003. New Horizons is a subsidiary of New Horizons Worldwide, Inc. (Nasdaq: NEWH). Through its Integrated Learning offering, New Horizons provides customer-focused computer training choices with a wide variety of tools and resources that reinforce the learning experience. With more than 250 centers in 50 countries, New Horizons sets the pace for innovative training programs that meet the changing needs of the industry. Featuring the largest sales force in the IT training industry, New Horizons has over 2,100 account executives, 2,400 instructors and 2,100 classrooms. For more information, visit www.newhorizons.com.

Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, the company’s dependence on the timely development, introduction and customer acceptance of courses and new products, the impact of competition and downward pricing pressures, the effect of changing economic conditions, risks in technology development and the other risks and uncertainties detailed from time to time in the company’s filings with the Securities and Exchange Commission.

###